Issuer Free Writing Prospectus

Dated March 8, 2012

Filed Pursuant to Rule 433

Registration Statement No. 333-166431

Xerox Corporation

Pricing Term Sheet and Information Supplement

Issuer:	Xerox Corporation	Xerox Corporation
Security Description:	Floating Rate Senior Notes	Senior Notes
Distribution:	SEC Registered	SEC Registered
Size:	$600,000,000	$500,000,000
Coupon:	LIBOR + 140 bps	2.950%
Maturity:	September 13, 2013	March 15, 2017
Offering Price:	100.000%	99.875%
Yield to Maturity:	N/A	2.977%
Spread to Benchmark:	LIBOR + 140 bps	T+ 210 bps
Benchmark:	3 month LIBOR	0.875% due February 28, 2017
Ratings:	Baa2 / BBB- / BBB	Baa2 / BBB- / BBB
Interest Payment Dates:	March 13, June 13, September 13 and December 13	March 15 and September 15
Beginning:	June 13, 2012	September 15, 2012
Record Dates:	March 1, June 1, September 1 and December 1 preceding relevant Interest Payment Date	March 1 and September 1 preceding relevant Interest Payment Date
Make-Whole Call:	None	T + 35 bps
Trade Date:	March 8, 2012	March 8, 2012
Settlement Date:	March 15, 2012 (T+ 5)	March 15, 2012 (T+ 5)
CUSIP:	984121 CE1	984121 CF8

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated	BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc. Lloyds Securities Inc. Mizuho Securities USA Inc. UBS Securities LLC	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc. Lloyds Securities Inc. Mizuho Securities USA Inc. UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Underwriting

This information updates and supersedes the information in our Preliminary Prospectus Supplement, Subject to Completion dated March 8, 2012 (To Prospectus Dated April 30, 2010).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll free at 800-854-5674, Citigroup Global Markets Inc. toll free at 877-858-5407, J.P. Morgan Securities LLC collect at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 800-294-1322.